EXHIBIT 99.1

Turner Valley Oil & Gas Appoints Robert O. Paiva as Chief Operating Officer

To Immediately Integrate Closings and Growth Plan

Houston, Texas - October 26, 2018 - Global Newswire – Turner Valley Oil and Gas, Inc. (the “Company” “TVOG”) (OTC: TVOG), a technology-forward infrastructure holding company, today announced that Robert O. Paiva was appointed to the role of Chief Operating Officer to finalize integration for the company’s pending infrastructure acquisition closings and to help launch an aggressive growth plan.

Mr. Paiva is a highly versatile and hands-on executive leader, team builder and business strategist with a deep passion for capital markets and the energy sector. He has a broad operational background, with extensive experience in multiple industries.

Mr. Paiva, new COO commented, "I am excited to join the Turner team and work with the Company in a way that is beneficial to our shareholders while establishing a strong platform to build from. We are focused on integrating services, supply chain, and technology together so that Turner can become a leading infrastructure holding company during the early stages of the USA infrastructure boom.”

Turner’s Interim CEO Steve Helm commented, "We are very excited to welcome Robert to the team and are confident that his energy and passion for technology disruption will bring about meaningful, positive change for Turner as it expands its portfolio. His background in corporate development, capital markets, and the energy sector will help us execute our plans effectively.”

About Robert O. Paiva

Robert O. Paiva has over 25 years of experience as a business executive, director and founder. Starting his career by enlisting in the US Navy, Mr. Paiva has held multiple positions, from Director and VP of Operations within operating businesses in Technology/IT, telecommunication, consulting, energy, and waste solutions as well as Chief Executive Officer, President and/or Founder within the professional services, clean energy and oil & gas sectors. He has advised, guided and directed hundreds of businesses, large and small, through numerous engagements as Managing Director at the Consultancy Norhill Gardner from 2011 to 2017.

Mr. Paiva is a Committeeman for the Houston Livestock Show and Rodeo, a Director of the Veteran non-profit Impact a Hero, and Co-Host of Veterans Operations Command “VOC Radio with Rob & Doc”, a radio talk show and podcast focused on the Military and Veteran communities. Robert is a proud Veteran of the United States Navy and has a B.B.A. in Management/Marketing at the University of Texas at San Antonio.

About Turner Valley Oil and Gas, Inc.

Turner Valley Oil and Gas, Inc. (OTC:TVOG) is a technology-forward infrastructure holding company, built on three segments of services, supply chain and technology with a focus on the real assets, energy, infrastructure, concrete, bitumen, and asphalt segments.

Certain statements in this press release are forward-looking and involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.

Website: http://PrimeStarBitumen.com

OTC Markets Profile: http://www.otcmarkets.com/stock/TVOG/profile

Disclaimer: https://PrimeStarBitumen.com/disclaimer/

Contacts:

Steve Helm, CEO

Turner Valley Oil And Gas, Inc.

Address: 1600 West Loop South, Suite 1600, Houston, Texas 77027

Phone:1-713-588-9453

Email:TurnerValleyOilandGas@gmail.com